EXHIBIT 23.1
                         Consent of Independent Auditor


CONSENT OF INDEPENDENT AUDITOR

Shelley, Int'l C.P.A.
Certified Public Accountant


The Board of Directors
Gateway Access Solutions, Inc.



Gentlemen:

This letter will authorize you to include the audit of your company dated December 31, 2003 in the Registration Statement on Form SB-2, as amended, to be filed with the Securities and Exchange Commission.


Yours Truly,

/s/ Mark Shelley, C.P.A.
Shelley Int'l, C.P.A.

June 20, 2004